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                                                                    Exhibit 12.1

Northern Border Pipeline Company
Ratio of earnings to fixed charges

                                               2001      2002      2003      2004      2005
                                             -------   -------   -------   -------   -------
Fixed charges:
Interest expensed and capitalized             56,262    51,550    44,903    41,374    42,792
Estimate of interest within rental expense       362       276       272       236       272
                                             -------   -------   -------   -------   -------
Total fixed charges                           56,624    51,826    45,175    41,610    43,064
                                             -------   -------   -------   -------   -------

Earnings:
Pretax income from continuing operations     140,458   142,719   148,200   166,777   152,246
Fixed charges                                 56,624    51,826    45,175    41,610    43,064
                                             -------   -------   -------   -------   -------
Total earnings                               197,082   194,545   193,375   208,387   195,310
                                             -------   -------   -------   -------   -------
Ratio of earnings to fixed charges              3.48      3.75      4.28      5.01      4.54
                                             =======   =======   =======   =======   =======